Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-8

(Form Type)

CRANE NXT, CO.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $1.00 per share	Rule 457(c) and Rule 457(h)	850,000(3)	$44.43	$37,765,500.00	0.00011020	$4,161.76

Total Offering Amounts					$37,765,500.00		$4,161.76

Total Fee Offsets							—

Net Fee Due							$4,161.76

1.

This Registration Statement also registers any additional securities of the Registrant that become issuable under the Registrant’s Crane NXT, Co. Savings and Investment Plan (the “Savings and Investment Plan”) upon any adjustment or change made to the registered securities by reason of any stock split, stock dividend, recapitalization or similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock, par value $1.00 per share (“Common Stock”), as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”). In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Savings and Investment Plan.

2.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The fee is calculated on the basis of the average of the high and low trading prices for the Common Stock on The New York Stock Exchange on April 10, 2023, which was $44.43.

3.	This Registration Statement registers 850,000 shares of Common Stock issuable under the Savings and Investment Plan.